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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.  1)*

                     Optical Communication Products, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

               Class A Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  68382T 10 1
                         -----------------------------
                                (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 pages
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-----------------------                                   ---------------------
CUSIP NO. 68382T 10 1                  13G                Page 2 of 8 Pages
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Muoi Van Tran
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
        (See Instructions)                                      (b) [_]

        Not Applicable.
-------------------------------------------------------------------------------
  3     SEC USE ONLY


-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------
   NUMBER OF        5     SOLE VOTING POWER

     SHARES               7,348,021 (1)
                    -----------------------------------------------------------
  BENEFICIALLY      6     SHARED VOTING POWER

    OWNED BY              8,307,760 (2)
                    -----------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER

   REPORTING              7,348,021 (1)
                    -----------------------------------------------------------
  PERSON WITH       8     SHARED DISPOSITIVE POWER

                          8,307,760 (2)
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,655,781 (1)(2)
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

        Not Applicable.
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        13.9% (3)
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (See Instructions)

        IN
-------------------------------------------------------------------------------
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-----------------------                                   ---------------------
CUSIP NO. 68382T 10 1                  13G                Page 3 of 8 Pages
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tracy Tam Trang
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
        (See Instructions)                                      (b) [_]

        Not Applicable.
-------------------------------------------------------------------------------
  3     SEC USE ONLY


-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------
   NUMBER OF        5     SOLE VOTING POWER

     SHARES               2,800,000 (4)
                    -----------------------------------------------------------
  BENEFICIALLY      6     SHARED VOTING POWER

    OWNED BY              8,307,760 (2)
                    -----------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER

   REPORTING              2,800,000 (4)
                    -----------------------------------------------------------
  PERSON WITH       8     SHARED DISPOSITIVE POWER

                          8,307,760 (2)
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,107,760 (2)(4)
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

        Not Applicable.
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.3% (5)
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (See Instructions)

        IN
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP NO. 68382T 10 1                  13G                Page 4 of 8 Pages
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tran Family Trust dated June 26, 1997
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
        (See Instructions)                                      (b) [_]

        Not Applicable.
-------------------------------------------------------------------------------
  3     SEC USE ONLY


-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        California
-------------------------------------------------------------------------------
   NUMBER OF        5     SOLE VOTING POWER

     SHARES               8,218,760
                    -----------------------------------------------------------
  BENEFICIALLY      6     SHARED VOTING POWER

    OWNED BY              0
                    -----------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER

   REPORTING              8,218,760
                    -----------------------------------------------------------
  PERSON WITH       8     SHARED DISPOSITIVE POWER

                          0
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,218,760
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

        Not Applicable.
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.6% (5)
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (See Instructions)

        OO
-------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 68382T 10 1                 13G                    Pages 5 of 8 Pages
---------------------                                      ---------------------

Item 1(a)    Name of Issuer:

                    Optical Communication Products, Inc.
             -------------------------------------------------------------------
Item 1(b)    Address of Issuer's Principal Executive Offices:

                    20961 Knapp Street
             -------------------------------------------------------------------
                    Chatsworth, California 91331
             -------------------------------------------------------------------
             ___________________________________________________________________

Item 2(a)    Name of Person Filing:

                    Muoi Van Tran, Tracy Tam Trang, and Tran Family Trust
             -------------------------------------------------------------------
Item 2(b)    Address of Principal Business Offices or, if none, Residence:

                    20961 Knapp Street
             -------------------------------------------------------------------
                    Chatsworth, California 91331
             -------------------------------------------------------------------
             ___________________________________________________________________

Item 2(c)    Citizenship
                    Muoi Van Tran - United States
                    Tracy Tam Trang - United States
                    Tran Family Trust - California
             -------------------------------------------------------------------
Item 2(d)    Title of Class of Securities:

                    Class A Common Stock, $0.001 par value per share
             -------------------------------------------------------------------
Item 2(e)    CUSIP Number:

                    68382T 10 1
             -------------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), whether the person filing is a:

                    Not Applicable.
             -------------------------------------------------------------------
Item 4.      Ownership.
             (a)  Amount Beneficially Owned: Shares
                                             Muoi Van Tran (1)(2) - 15,655,781
                                             -----------------------------------
                                             Tracy Tam Trang (2)(4) - 11,107,760
                                             -----------------------------------
                                             Tran Family Trust - 8,218,760
                                             -----------------------------------
             (b)  Percent of Class: %    Muoi Van Tran (3) - 13.9%
                                         ---------------------------------------
                                         Tracy Tam Trang (5) - 10.3%
                                         ---------------------------------------
                                         Tran Family Trust (5)- 7.6%
                                         ---------------------------------------
             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:

                         Muoi Van Tran (1) - 7,348,021
                        --------------------------------------------------------
                         Tracy Tam Trang (4) - 2,800,000
                        --------------------------------------------------------
                         Tran Family Trust - 8,218,760
                        --------------------------------------------------------
                  (ii)   shared power to vote or to direct the vote:

                         Muoi Van Tran (2) - 8,307,760
                        --------------------------------------------------------
                         Tracy Tam Trang (2) - 8,307,760
                        --------------------------------------------------------

                                      Page 5 of 8 pages
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---------------------                                      ---------------------
CUSIP NO. 68382T 10 1                 13G                    Pages 6 of 8 Pages
---------------------                                      ---------------------

                         Tran Family Trust - 0
                        --------------------------------------------------------
                  (iii)  sole power to dispose or to direct the disposition of:

                         Muoi Van Tran (1) - 7,348,021
                        --------------------------------------------------------
                         Tracy Tam Trang (4) - 2,800,000
                        --------------------------------------------------------
                         Tran Famly Trust - 8,218,760
                        --------------------------------------------------------
                  (iv) shared power to dispose or to direct the disposition of:

                         Muoi Van Tran (2) - 8,307,760
                        --------------------------------------------------------
                         Tracy Tam Trang (2) - 8,307,760
                        --------------------------------------------------------
                         Tran Family Trust - 0
                        --------------------------------------------------------

Item 5.              Ownership of Five Percent or Less of a Class.

                              Not Applicable.
                   -------------------------------------------------------------
Item 6.              Ownership of More than Five Percent on Behalf of Another
                     Person.

                              Not Applicable.
                   -------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                              Not Applicable.
                   -------------------------------------------------------------
Item 8.              Identification and Classification of Members of the Group.

                              Not Applicable.
                   -------------------------------------------------------------
Item 9.              Notice of Dissolution of Group.

                              Not Applicable.
                   -------------------------------------------------------------
Item 10.             Certification.

                              Not Applicable.
                   -------------------------------------------------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 12, 2002
                                            ------------------------------------
                                                             Date:

                                                     /s/ Muoi Van Tran
                                             -----------------------------------
                                                      (Signature)

                                              Muoi Van Tran


                                                     /s/ Tracy Tam Trang
                                             -----------------------------------
                                             Tracy Tam Trang


                                             TRAN FAMILY TRUST


                                                     /s/ Muoi Van Tran
                                             -----------------------------------
                                             Muoi Van Tran, Co-Trustee


                                                     /s/ Tracy Tam Trang
                                             -----------------------------------
                                             Tracy Tam Trang, Co-Trustee

                               Page 6 of 8 Pages
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---------------------                                      ---------------------
CUSIP NO. 68382T 10 1                 13G                    Pages 7 of 8 Pages
---------------------                                      ---------------------

(1) Consists of: (i) 2,100,000 shares of Class A common stock held by Muoi Van Tran, as trustee of The Muoi Van Tran 2000 Trust dated October 1, 2000, (ii) 700,000 shares of Class A common stock held Muoi Van Tran, as trustee of The Muoi Van Tran Trust dated October 1, 2000, and (iii) options to purchase 4,548,021 shares of Class A common stock, all of which are presently exercisable or exercisable within 60 days of December 31, 2001.

(2) Consists of: (i) 8,218,760 shares of Class A common stock held by Muoi Van Tran and Tracy Tam Trang, as Co-Trustees of the Tran Family Trust dated June 26, 1997, (ii) 40,000 shares of Class A common stock held by Muoi Van Tran and Tracy Tam Trang, as Co-Trustees of the Tiffany Tam Tran Irrevocable Trust dated October 1, 2000, (iii) 40,000 shares of Class A common stock held by Muoi Van Tran and Tiffany Tam Trang, as Co-Trustees of the Nicholas Nam Tran Irrevocable Trust dated October 1, 2000 and (iv) 9,000 shares of Class A common stock held by Muoi Van Tran's and Tracy Tam Trang's children each of whom share such persons' household. Muoi Van Tran and Tracy Tam Trang each has shared voting and dispositive power with respect to the shares held by the Tran Family Trust, the Tiffany Tam Tran Irrevocable Trust, the Nicholas Nam Tran Irrevocable Trust and their children.

(3) Calculated based on (i) 42,032,299 shares of Class A common stock outstanding as of December 31, 2001, (ii) the conversion of 66,000,000 shares of Class B common stock outstanding as of December 31, 2001 into an equivalent number of Class A common stock and (iii) the exercise of all options currently exercisable or exercisable within 60 days of December 31, 2001 held by Muoi Van Tran.


(4) Consists of: (i) 2,100,000 shares held by Tracy Tam Trang, as Trustee of The Tracy Tam Trang 2000 Trust dated October 1, 2000 and (ii) 700,000 shares of Class A common stock held by Tracy Tam Trang, as Trustee of The Tracy Tam Trang Trust dated October 1, 2000.

(5) Calculated based on (i) 42,032,299 shares of Class A common stock outstanding as of December 31, 2001 and (ii) the conversion of 66,000,000 shares of Class B common stock outstanding as of December 31, 2001 into an equivalent number of Class A common stock.


                               Page 7 of 8 pages
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---------------------                                      ---------------------
CUSIP NO. 68382T 10 1                 13G                    Pages 8 of 8 Pages
---------------------                                      ---------------------

                                   EXHIBIT A

                  AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


     The undersigned and each other person executing this joint filing agreement (the "Agreement") agree as follows:

     (1) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

     (2) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


Date: February 12, 2002             Signature: /s/ Muoi Van Tran
                                               -------------------------------
                                    Name:  Muoi Van Tran



                                    Signature: /s/ Tracy Tam Trang
                                               -------------------------------
                                    Name:  Tracy Tam Trang



                                    TRAN FAMILY TRUST



                                    Signature: /s/ Muoi Van Tran
                                               ------------------------------
                                    Name:  Muoi Van Tran
                                    Title: Co-Trustee



                                    Signature: /s/ Tracy Tam Trang
                                               ------------------------------
                                    Name:  Tracy Tam Trang
                                    Title:  Co-Trustee

                               Page 8 of 8 pages